Exhibit 10.28

North American Title Insurance Company Underwriting Agreement

This Amended and Restated Underwriting Agreement (this “Agreement”) is made and entered into on       8/7/2020        (the “Effective Date”), by and between North American Title Insurance Company, a California corporation, hereinafter referred to as “North American” and CalAtlantic Title, Inc., a Maryland corporation, hereinafter referred to as “Title Agency”. This Agreement supersedes and replaces the Issuing Agency Contract between North American and Title Agency dated December 20, 2017, and any amendments thereto, only as it pertains to Title Agency’s appointment in the state of Texas.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, North American and Title Agency hereby agree as follows:
1.Subject to the provisions of this section and of the Agreement, North American hereby appoints Title Agency as a non-exclusive policy issuing agent of North American to obtain orders for title insurance, examine the title to the real property to be insured, and to issue title insurance commitments, policies, endorsements and other title assurances (“Title Policy” or “Title Policies”) approved by North American and by all required regulatory agencies, now in existence or hereafter developed, in the geographic areas listed in Exhibits attached to this Agreement. During the term of this Agreement, Title Agency shall have the right to issue Title Policies of any other title insurance company in the referenced geographic area. North American shall have the right to appoint other policy issuing agents in the same geographical area(s). The Agreement shall not be effective until the Title Agency obtains all necessary licenses to do business and to issue title insurance in the geographic areas described in the attached Exhibits. The Agreement shall automatically terminate as of the date that Title Agency fails to keep its licenses to do business or to sell title insurance in full force and effect.
2.The agreement of North American in Paragraph 1 above is subject to the following conditions:
a.That prior to the issuance of a policy insuring any title, Title Agency will have made an examination of the title, including an examination of all pertinent records of the county in which the land is located and of any other public agency or special taxing district which might affect that title, in accordance with applicable state law and shall have prepared a written report showing the correct condition of the title and appropriate exceptions to which it is subject.
b.That prior to the issuance of any policy which will include coverage as to matters affecting real property which cannot be ascertained by the above-referenced records, Title Agency agrees to make an examination of the property, unless waived or modified by prior agreement with North American, and where necessary require a survey prior to issuance of a policy.
c.That at the time North American is requested to issue a policy, Title Agency is not in default in the performance of any of its obligations and agreements herein contained.
d.That no single policy carrying a liability in excess of Five Million Dollars ($5,000,000.00) (the “Coverage Limit”), shall be issued without the prior written approval of an authorized officer of North American. North American may increase or decrease the Coverage Limits from time to time or at any time in its sole discretion by written notice to Title Agency which written notice(s) issued by North American shall be appended hereto and become a part of this Agreement.
e.That Title Agency agrees to exercise the highest degree of care in examination of documents pertaining to the issuance of title policies.
f.That Title Agency will at all times maintain insurance and/or bonding as may be required by the regulations or laws of the geographic areas where Title Agency is appointed to do business on behalf of North American.
g.That Title Agency will maintain all of its accounts and financial transactions in accordance with generally accepted accounting procedures and provide financial statements annually prepared by a qualified accountant. North American, upon stating specific reasons and giving reasonable notice in writing, may at all reasonable times at its own cost examine the books, accounts, records, documents and policies of Title Agency relating to this Agreement. Title Agency shall also permit any regulatory agency having jurisdiction over North American to examine the books, accounts, records, documents and policies of Title Agency relating to this Agreement. All books, records, files, documents and policies established and maintained by Title Agency by reason of its performance under this Agreement, which absent this Agreement would have been held by North American, shall be deemed the property of North American. All such books, records, files, documents and policies shall be promptly transferred to North American by Title Agency upon termination of this Agreement at the expense of North American.
h.That North American shall make available a schedule of fees and Title Agency shall charge for policies issued in accordance with the schedule of fees.
i.Title Agency shall prepare and file a report with North American on or before the 25th day of each calendar month showing all title insurance policies issued during the preceding calendar month, and shall remit to the North American within forty-five (45) days thereafter that percentage of the total amount of fees for all such issued policies as set forth in the Exhibits attached to this Agreement. Unless otherwise stated on the attached Exhibits to this Agreement, for each Closing Protection Letter issued by Title Agency, Title Agency shall remit 100% percent of the premium to North American.
3.Title insurance policies shall be issued at the respective offices of Title Agency. Facsimile signatures of the President and Secretary shall be engraved upon such blank policy forms together with a facsimile corporate seal. The policies shall be deemed to be executed by North American when they have been duly filled out and delivered to the insured. Forms of title insurance policies and endorsements will be furnished by North American and numbered consecutively for the purposes of policy reporting.
4.North American agrees that it will furnish without charge to and upon request of Title Agency, the opinion and advice of its Chief Underwriting Counsel and Regional Legal Counsel, and other qualified employees on questions of law and title practice which may arise in the examination of titles, the preparation of reports and preparation and issuance of policies.
5.Title Agency agrees to forward to North American, upon North American’s request, copies of any North American Title Insurance Company title policy(s) issued by Title Agency within 3 business days of request.
6.The parties agree that Title Agency and all of Title Agency’s principals (in their individual capacity) shall be liable to and indemnify North American for any loss or expense, including attorneys’ fees and costs of litigation, sustained or incurred by North American:
a.Arising from fraud, negligence or misconduct of Title Agency, or any of Title Agency’s, servant, employee or officers of Title Agency, whether or not such loss or expense shall result from a Title Policy issued by Title Agency;
b.For all escrow or trust funds, recording fees, state or local transfer or mortgage taxes, real estate taxes, North American’s share of premiums collected for Title Policies issued or to be issued, which are collected or received by Title Agency and which, for any reason, are not disbursed to the proper person(s), including North American.
c.Relating to any inquiry by or litigation commenced by any governmental agency regarding any claim that Title Agency violated any state or federal law or regulation regarding the charging of premiums for title insurance, or violation of the Federal Real Estate Settlement Procedures Act, or similar state law.
d.While Title Agency is not an agent of North American for the purpose of any closings Title Agency may perform, it is recognized that Title Agency may request North American to issue Closing Protection Letters (CPL) to lenders or purchasers of property to be insured by North American. In the event a claim is made under a CPL arising out of Title Agency’s performance of its closing business, Title Agency shall promptly reimburse North American for all loss and/or expense, including attorney’s fees, North American incurs as a result of said claim.
e.The provisions in this section shall survive the termination of this Agreement.
7.North American and Title Agency shall cooperate in efforts to obtain recoupment after payment of loss. In the case of recoupment of a loss, more specifically, payments made under the provisions of Section 6.b. above, any amount(s) recouped shall be distributed between North American and Title Agency so as to preserve the division of loss responsibility established in Section 6.b. above.
In the process of responding to claims of loss, North American shall have the exclusive right to adjust, pay or compromise all claims and the sole discretion to commence, defend against or settle legal proceedings in connection therewith, unless said claims of loss are deemed to be the sole responsibility of the Title Agency under the provisions of Section 6.a. Title Agency shall not adjust any claims on North American’s behalf unless, in each instance, authorized in writing by North American.
If North American makes payments in connection with a loss for which Title Agency is wholly or partially responsible under this Agreement, Title Agency shall reimburse North American promptly upon receipt from North American of proof of payment and demand for reimbursement.
8.North American shall be responsible for filing a responsive pleading in any case in which North American and/or Title Agency is named defendant where such litigation is based upon a policy of title insurance that has been issued by Title Agency on behalf of North American and where Title Agency has given timely notice to North American of the commencement of litigation. North American shall conduct the defense of any litigation based on a title insurance policy unless the claim upon which litigation is based is the sole responsibility of agent, in which case Title Agency shall conduct the defense of such litigation. Both parties agree to keep the other advised of all steps taken in any litigation or other proceedings. Failure to give timely notice shall not affect the rights of the parties under this Agreement unless such failure prejudices the rights of the other party.
9.The respective obligations of the parties relating to liability for losses and defending, appearing in and paying the costs of litigation shall survive any termination of this Agreement. In the event of any litigation which might result in the assertion of any claim of loss under any policy issued hereunder, or in the event that North American is informed of any circumstances which might result in a claim of loss under any such policy, North American shall have the right to make an examination of the pertinent books, records and papers of Title Agency, as it may deem advisable or necessary, whether or not this Agreement has been otherwise terminated, and Title Agency agrees that the books, records and papers will be kept intact and reasonably available and will not be destroyed without the prior written approval of North American.
10.Unless sooner terminated pursuant to the provisions hereof, the term of this Agreement shall be for a one-year period commencing immediately upon the Effective Date (the “Term”). This Agreement shall automatically renew thereafter for successive one-year periods (each, a "Renewal Period") unless either party (i) notifies the other party within sixty (60) days prior to the expiration of the Term or of any Renewal Period of the intention not to renew or (ii) otherwise terminates this Agreement pursuant to the terms hereof. Notwithstanding the foregoing, this Agreement shall be reviewed in its entirety by the parties hereto from time to time, but no less frequently than once every three (3) years in order to determine the appropriateness of renegotiating the terms and provisions hereof. Upon termination of this Agreement, North American shall at the same time give notice of such termination, where required by law, to all applicable regulatory agencies.
11.If any clause, paragraph or part of this Agreement shall at any time be held illegal or unlawful by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect between North American and Title Agency.
12.North American and Title Agency are mindful of the complete faith and credit each must have for the other, and that close cooperation and unity of purpose must exist between North American and Title Agency. Therefore, in the best interests of both North American and Title Agency, the following terms of summary cancellation of this Agreement are set forth:
a.Fraud, insolvency, bankruptcy, cancellation of license or permit to do business, or the instigation of legal proceedings by any regulatory agency, which proceedings, if successful would lead to cancellation of permit or license to do business.
b.Willful and material violation of any provision of this Agreement together with failure to cure thereof, following 10 days written notice to either party.

13.Any notice of summary cancellation shall be given in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid addressed as follows:

If to North American, to:	North American Title Insurance Company 760 NW 107 Ave., Suite 401 Miami, FL 33172 ATTENTION: Valerie Jahn-Grandin [ ]
If to Title Agency, to:	CalAtlantic Title, Inc. 760 NW 107 Ave., Suite 400 Miami, FL 33172 ATTENTION: Corporate Counsel
In the event of a summary cancellation of this Agreement by either party, Title Agency shall cease issuing policies of title insurance or any other evidence of title bearing the name of North American, and shall forthwith turn over to North American all unused policies of title insurance, evidences of title, and other forms bearing the name of North American, which forms are furnished to Title Agency by North American. However, North American agrees to honor all validly issued commitments to insure delivered by Title Agency prior to the posting of a written notice of cancellation and to that end, Title Agency agrees that North American shall have an option to place its employee or employees in Title Agency’s place of business for the purpose of supervising all pending escrows in connection with which North American might be obligated to issue its policies of title insurance. Title Agency shall furnish all necessary secretarial help and equipment, as well as adequate work space as required by the employee or employees of North American.
14.It is agreed between the parties hereto that the stipulations, conditions, covenants and agreements herein expressed represent the complete Agreement between the parties and any change, modification or discharge in whole or part, shall not be effective unless made in writing and signed by the parties hereto.
15.This Agreement is not assignable by Title Agency or North American.
16.This Agreement including the schedules, exhibits and agreements contemplated hereby contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties.
17.INDEMNIFICATION
A.Indemnification of Title Agency. North American shall indemnify, defend and hold harmless Title Agency and its affiliates (excluding North American) as well as their respective directors, officers, agents, employees and shareholders from and against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney’s fees, caused by or resulting from any intentional, willful acts or gross negligence involving a breach of this Agreement, misconduct, error, omission, or other unauthorized act by North American or by North American’s officers, directors, shareholders, employees, agents or representatives.
B.Indemnification of North American. Title Agency shall indemnify, defend and hold harmless North American and its affiliates (excluding Title Agency) as well as their respective directors, officers, agents, employees and shareholders from and against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney’s fees, caused by or resulting from any intentional, willful acts or gross negligence involving (1) the operation of the escrow, closing or settlement business of Title Agency or (2) any breach of this Agreement, misconduct, error, omission, or other unauthorized act by Title Agency or by Title Agency’s officers, directors, shareholders, employees, agents or representatives.
C.Survival of Indemnification. The indemnification provided under this Section 17 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly and properly executed by their respective officers having full authority to do so, to be effective as of the Effective Date.

CALATLANTIC TITLE, INC., a Maryland corporation

By:	/s/ Cristina Pardo
Cristina Pardo
Its:	President

NORTH AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Emilio Fernandez
Emilio Fernandez
Its:	President

NATIC AGENCY ADMIN ONLY

System records updated on: 8/12/2020
By: /s/ Beatrix Ciprian

Exhibit No.1 to Amended and Restated Underwriting Agreement between North American Title Insurance Company and CalAtlantic Title, Inc.

Rates and Remittances applicable for CalAtlantic Title, Inc., a Maryland corporation.